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                        ROBINS, KAPLAN, MILLER & CIRESI
                               ATTORNEYS AT LAW




                              2800 LASALLE PLAZA
                              800 LASALLE AVENUE
                       MINNEAPOLIS, MINNESOTA 55402-2015
                           TELEPHONE (612) 349-8500
                           FACSIMILE (612) 339-4181

                                AUGUST 1, 1994

Best Buy Co., Inc.
7075 Flying Cloud Drive
Eden Prairie, MN  55344



Gentlemen:

      In connection with the Registration Statement on Form S-8 (the "Registration Statement") relating to a proposed public offering of an additional 450,000 shares of common stock, par value $.10 per share, of Best Buy Co., Inc., a Minnesota corporation (the "Company"), pursuant to the Best Buy Co., Inc. 1987 Directors' Non-Qualified Stock Option Plan, we, as counsel for the Company, have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of an additional 450,000 shares of Common Stock by the Company, and that when issued and sold as contemplated in the Registration Statement, such shares will be validly issued, fully paid and nonassessable.

      We hereby consent to being named in the Registration Statement, and in the Prospectus related thereto, as counsel for the Company who have passed upon legal matters in connection with the issuance of the Common Stock. We further consent to the filing of this opinion as an exhibit to the Registration Statement.

                                         Yours very truly,



                                         ROBINS, KAPLAN, MILLER & CIRESI